UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 3, 2006

Keystone Automotive Operations, Inc.

(Exact Name of Registrant As Specified In Charter)

Pennsylvania	333-112252	23-2950980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Tunkhannock Avenue Exeter, Pennsylvania 18643
(Address of Principal Executive Offices, including Zip Code)
(800) 233-8321
(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 3, 2006, Keystone Automotive Holdings, Inc. (“Holdings”), the corporate parent company of Keystone Automotive Operations, Inc. (the “Company”), entered into an employment agreement (the “Agreement) with Edward Orzetti in connection with Mr. Orzetti’s appointment as president and chief executive officer of Holdings.

The Agreement provides for an initial base salary of $550,000. Pursuant to the Agreement, following each year during the term of his employment, Mr. Orzetti is eligible to receive an annual bonus of a target level of 100% of his base salary based (subject to adjustment based on his performance) and Holdings’ achievement of operating targets established by the board of directors of Holdings in consultation with Mr. Orzetti. The Agreement also contains provisions regarding participation in employee benefit plans, vacation time, reimbursement of business expenses, protection of confidential information and ownership of intellectual property and employee work product. Mr. Orzetti’s Agreement provides for an initial two-year term that will automatically extend for successive additional one-year terms unless either party gives at least 90 days prior written of non-renewal. In addition, the Agreement contains a covenant not to compete and a covenant regarding non-solicitation and non-interference with respect to employees, customers and suppliers. If Mr. Orzetti’s employment is terminated by Holdings without cause or by him with good reason or if his employment terminates as a result of his death or disability, then Mr. Orzetti will be entitled under the Agreement to continue to participate in Holdings’ health and insurance benefit plans for a period of one year and to receive severance payments equal to one year’s base salary plus a pro rata portion of this target bonus for the year in which his employment ends plus an additional amount equal to the amount of his prior year’s bonus.

As previously disclosed, on February 13, 2006, Robert S. Vor Broker announced his retirement as the Company’s Chief Executive Officer, effective March 1, 2006. On March 3, 2006 the Company entered into a separation agreement (“Separation Agreement”) and a release agreement (“Release Agreement”) with Mr. Vor Broker. The terms of the Separation Agreement provide for severance payments to Mr. Vor Broker of (1) a lump-sum of $375,000 after the seventh day of the effective date of the agreement (2) $150,000 due on March 1, 2007. The agreement also provides for continuation of Mr. Vor Broker’s disability and life insurance benefits and access to COBRA health insurance coverage through March 1, 2007. The agreement also provides that Mr. Vor Broker’s existing stock options will be terminated and for the issuance of new stock options pursuant to a stock option grant agreement entered into on March 3, 2006 under the Company’s existing stock option plans.

The option grant agreement provides for the issuance of 166,351 shares of options to purchase Class L common stock and 1,497,155 shares of Class A common stock newly issued stock options, an amount equal to one-half of Mr. Broker’s then existing options which were canceled pursuant to the Separation Agreement. Finally, Mr. Vor Broker has also agreed to provide transition and consulting services. The Company has agreed to pay Mr. Vor Broker $100,000 on March 7, 2007 for consulting services, less applicable withholdings, provided Mr. Vor Broker has complied with the terms and conditions of the Release Agreement. The Release Agreement provides, among other things, that Mr. Vor Broker will release the Company and related parties, including affiliates, officers, shareholders and directors, from any future legal or other claims against the Company including claims under federal and state labor and discrimination laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Exeter, Pennsylvania on March 9, 2006.

Keystone Automotive Operations, Inc.
(Registrant)

By:	/s/ Bryant P. Bynum
Bryant P. Bynum Executive Vice President and Chief Financial Officer